                                                MEDIMMUNE ACCELERATES REACQUISITION OF
                                                   U.S. RIGHTS TO ETHYOL(R)FROM ALZA

Gaithersburg,  MD, September 10, 2001 -- MedImmune, Inc. (Nasdaq: MEDI) announced today that it is accelerating the reacquisition of
U.S. rights to  Ethyol(R)(amifostine)  from ALZA  Corporation to be effective  October 1, 2001. The rights to Ethyol were originally expected to return to MedImmune on April 1, 2002, pursuant to the 1995 co-promotion agreement between the two companies.

"We are pleased to regain Ethyol rights in the U.S. six months earlier than  expected,"  said Armando Anido,  senior vice president, sales and marketing.  "This acceleration is in the best interest of our customers,  the product and MedImmune and enables us to take full  responsibility  immediately for building the market for Ethyol,  an excellent product that has the unique potential to improve the quality of life for many cancer patients."

As part of the accelerated  reacquisition,  MedImmune will recognize  approximately $20 million of incremental expenses in the third quarter 2001 for:  payments to be made to ALZA for the projected  profit it would have  otherwise made from October 1, 2001 to March
31; the repurchase of Ethyol  inventory  previously  sold to ALZA; and the funding of expanded  sales and marketing  activities.  In exchange,  MedImmune will begin recording all sales to wholesalers and  distributors in the U.S. on October 1, 2001. Under the terms of the 1995 co-promotion  agreement  between the two companies,  MedImmune was to receive a percentage of U.S. sales of Ethyol until
March 31, 2002, when ALZA's  co-promotion  rights  expired.  In accordance  with the original  agreement,  MedImmune will pay ALZA a gradually diminishing royalty beginning April 1, 2002.

Anido added, "We are expanding our sales,  marketing and medical affairs  infrastructure  with  approximately 50 new  professionals, bringing  our  oncology  commercial  team to a total of 80. We  believe  the  current  annualized  worldwide  demand  for  Ethyol is approximately  $65 million ($45 million in the U.S.).  Ethyol is sensitive to sales  promotion and we are looking forward to putting our own expanded oncology  commercial team behind Ethyol in the fourth quarter.  Our objective is to achieve in excess of 20 percent growth in Ethyol sales in each of the next three to five years, enabling us to more than double Ethyol's worldwide sales by 2005."

Ethyol is a unique  product  that has the  potential  to address  substantial  markets in  oncology.  It is used to reduce  unwanted toxicities  caused by certain  anti-cancer  treatments.  Currently,  Ethyol is  approved  as a  chemoprotective  agent to reduce the cumulative  kidney  toxicities  associated with repeated  administration  of cisplatin in patients with advanced  ovarian cancer and non-small cell lung cancer. It has also been approved for use in head and neck cancer patients undergoing radiation therapy. In this patient  population,  Ethyol has been  demonstrated to limit the degree of xerostomia (dry mouth),  an often severe and irreversible side effect of radiation  therapy  caused by damage to the salivary  glands.  MedImmune has also dedicated  additional  research and clinical  resources to evaluate new  opportunities  for the product,  including  subcutaneous  administration  and the  reduction of mucositis in lung cancer patients.

Financial Impact to MedImmune
------------------------------

Third quarter financial results are expected to be impacted by the accelerated  reacquisition of Ethyol as well as by a shift in the anticipated Canadian approval of  Synagis(R)(palivizumab)  from the third quarter to the fourth quarter. The Ethyol transaction will reduce  MedImmune's  previous  earnings  guidance for the third quarter by  approximately  $0.09 per diluted share, and the shift in
Canadian  approval for Synagis will result in an  approximate  $0.02 shift in other  revenues from third quarter to fourth  quarter, which will be offset by incremental Ethyol sales and marketing infrastructure expenses in the fourth quarter.  MedImmune now expects its loss per share for the third  quarter to range from $0.08 to $0.10 on revenues of $44 to $48 million.  Revenues and earnings for the fourth  quarter are expected to be consistent  with prior  expectations  with earnings in the range of $0.44 to $0.46 per share, resulting in diluted  earnings per share for the full year of $0.69 to $0.71.  The  expansion  of the  oncology  commercial  team is expected to result in a modest increase in selling,  general and administrative expenses for 2001, as compared to 2000, expressed as a percent of total revenues. All other financial guidance remains as previously communicated in the July 25 earnings release.

"As a result of the acquisition of Ethyol marketing  rights,  MedImmune will begin recording 100 percent of U.S. Ethyol sales rather than the 35-percent transfer payment we previously recorded as product sales under the co-promotion  agreement with ALZA," commented
Gregory S.  Patrick,  MedImmune's  chief  financial  officer.  "This  transaction  will  enable  Ethyol to begin  contributing  more significantly to our revenue growth rate going forward. We expect the impact of these events on earnings per share to be about $0.11 in the third  quarter,  and to be  neutral  for both the  fourth  quarter  and for 2002.  Longer  term,  we expect  the  accelerated reacquisition of Ethyol to be accretive as we realize the benefits of our investment in this product."

The forward-looking  information above was provided as a convenience to investors.  Investors should note that MedImmune's  revenues are  significantly  impacted by sales of Synagis,  which occur  primarily  during the fourth and first quarters when the respiratory syncytial virus (RSV) is most prevalent in the community.  Results for the second and third quarters will reflect this  seasonality.
These  projections  are based upon  numerous  assumptions,  which  MedImmune  cannot  control and which may not develop as MedImmune expects.  Consequently,  actual results may differ  materially from the projections made here. Please refer to the Disclosure Notice below.

MedImmune,  Inc. is a biotechnology company focused on developing and marketing products that address medical needs in areas such as infectious disease, immune regulation and cancer. Headquartered in Gaithersburg, Maryland, MedImmune has manufacturing facilities in
Frederick, Maryland and Nijmegen, the Netherlands.

This announcement may contain,  in addition to historical  information,  certain  forward-looking  statements that involve risks and uncertainties.  Such statements reflect management's current views and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors,  including risks and uncertainties  discussed in the company's filings with the U.S. Securities and Exchange Commission.  The company is developing several products for potential future marketing. There can be no assurance that such development efforts will succeed, that such products will receive required regulatory clearance or that, even if such regulatory clearance were received, such products would ultimately achieve commercial success.

                                                  SIGNATURES

Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,  the
registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned thereunto duly authorized.

                                            MEDIMMUNE, INC.
                                            -----------------------------
                                           (Registrant)

                                            /s/ Gregory S. Patrick
                                            -----------------------------
Date: September 11, 2001                    Gregory S. Patrick
                                            Chief Financial Officer